Exhibit 99.1

Press Release

Clarivate Appoints Former ProQuest CEO Matti Shem Tov as the Company’s Next CEO

Chief Executive Jonathan Gear to Step Down as CEO and Member of the Board

LONDON, U.K., August 6, 2024 – Clarivate Plc (NYSE: CLVT), a leading global provider of transformative intelligence, today announced that the Board has appointed Matti Shem Tov, former CEO of ProQuest, as the Company’s next CEO, effective August 9, 2024. Mr. Shem Tov will also join the Company’s Board of Directors. Jonathan Gear, Chief Executive Officer, will step down as CEO and as a member of the Board at that time, and will transition into a non-executive role until November 1, 2024.

“The Board and Jonathan have mutually agreed that now is the right time for new leadership who can help take Clarivate to the next phase of its value creation journey,” said Andy Snyder, Chairman of the Clarivate Board. “I want to thank Jonathan for his many contributions to the Company. Under his leadership, Clarivate restructured into three end-market segments, which reinvigorated Clarivate’s product innovation investments and commitment to its customers, added terrific talent to the leadership bench, and helped strengthen the Company’s balance sheet. As a result, Clarivate is now well positioned to utilize the distinct expertise within each of our business segments to deliver exceptional and tailored solutions to our customers globally. With this foundation and the investments we are making in product innovation, we are confident in our ability to drive organic growth.”

Mr. Snyder continued, “I am also pleased to welcome Matti back to Clarivate, where he will leverage his deep expertise in innovating and delivering new products to market to help launch Clarivate in its new phase of accelerated organic growth. Given Matti’s decades of leadership experience, the Board and I are confident that he is well suited to partner with our exceptional management team to lead Clarivate.”

“I am pleased to join Clarivate as its next CEO,” said Mr. Shem Tov. “I have a tremendous amount of respect for Clarivate’s businesses and its mission of advancing innovation through research and knowledge sharing to solve the world’s most complex challenges. I am looking forward to working closely with our committed global colleagues and loyal customers to accelerate growth, increase product innovation and drive value creation for all our stakeholders.”

“It has been a privilege to lead this dedicated and passionate team, and I am proud of what we have achieved together,” Mr. Gear said. “The Company has made strong progress managing and integrating its portfolio of businesses while supporting the needs of customers and partners. After thorough discussions with the Board, it’s clear that this is the right time to make this transition. I am confident that Clarivate has a strong future ahead and I look forward to supporting the Company in my upcoming non-executive role.”

Mr. Shem Tov’s appointment follows a process led by the Board of Directors and supported by Heidrick & Struggles, a leading global executive search firm.

Separately, Clarivate today reported results for the second quarter ended June 30, 2024. Clarivate will host a conference call and webcast today at 9:00 a.m. Eastern Time to review the results for the second quarter and discuss the announced leadership changes.

About Matti Shem Tov

Matti Shem Tov has over 30 years of global leadership experience with deep expertise in software, data, and analytics, as well as in driving innovation and growth. From June 2022 until March 2024, Mr. Shem Tov served as an operating partner at Lone View Capital, a private equity firm. Prior to that, Mr. Shem Tov served as Chief Executive Officer of ProQuest LLC (“ProQuest”), a provider of global data, analytics and software, to academic, research and national institutions, from September 2017 to June 2022, including for a period following Clarivate’s acquisition of ProQuest in December 2021. From 2003 until 2017, Mr. Shem Tov served as President and Chief Executive Officer of Ex Libris Ltd., leading the company to become a prominent developer of cloud-based software solutions for academic, national and research institutions worldwide. Prior to joining Ex Libris, Mr. Shem Tov served as President of Surecomp Limited, a global software company specializing in commercial banking solutions, after serving in various leadership roles across the company. Mr. Shem Tov received his Bachelor of Arts and his Master of Business Administration from Bar-Ilan University.

About Clarivate

Clarivate™ is a leading global provider of transformative intelligence. We offer enriched data, insights & analytics, workflow solutions and expert services in the areas of Academia & Government, Intellectual Property and Life Sciences & Healthcare. For more information, please visit www.clarivate.com

Forward-Looking Statements

This communication contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future business, events, trends, contingencies, financial performance, or financial condition, appear at various places in this communication and may use words like "aim," "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "may," "might," "plan," "potential," "predict," "project," "see," "seek," "should," "strategy," "strive," "target," "will," and "would" and similar expressions, and variations or negatives of these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management's current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are difficult to predict and many of which are outside of our control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include those factors discussed under the caption "Risk Factors" in our most recent annual report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission ("SEC"). However, those factors should not be considered to be a complete statement of all potential risks and uncertainties. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business operations. Forward-looking statements are based only on information currently available to our management and speak only as of the date of this communication. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, except as otherwise required by securities and other applicable laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.

Investor Contact:

Mark Donohue, Head of Investor Relations

investor.relations@clarivate.com

215-243-2202

Media Contact:

Amy Bourke-Waite, Senior Director, Corporate Communications

newsroom@clarivate.com